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                                                                    EXHIBIT 13.2

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of Burlington Northern Santa Fe Corporation and Subsidiaries

We have audited the consolidated financial statements of Burlington Northern Santa Fe Corporation and Subsidiaries for the year ended December 31, 1995, which financial statements are included in this Current Report on Form 8-K of Burlington Northern Santa Fe Corporation. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Burlington Northern Santa Fe Corporation and Subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for periodic major locomotive overhauls in 1995.





Coopers & Lybrand L.L.P.



Fort Worth, Texas
February 15, 1996, except as to the information presented in Note 8 for which the date is February 6, 1998